Liberty Star Uranium & Metals Corp

http://www.LibertyStarUranium.com

LBSU:OTCBB	LBV: Frankfurt

News Release 78

June 20, 2008

FOR IMMEDIATE RELEASE

Liberty Star Signs Confidentiality Agreements with Global Mining Companies on Alaska Gold - Silver Bonanza Hills Project

TUCSON, Ariz.--(BUSINESS WIRE)--Liberty Star Uranium & Metals Corp. (OTCBB: LBSU - News) (the “Company”) is pleased to announce that it has signed more than one Confidentiality Agreement with leading gold mining companies on Liberty Star’s Bonanza Hills Project..

The Company recently received written notice from Millrock Resources of British Columbia (TSX-V: MR) – News) (“Millrock”) that, in accordance with the February 2007 non-binding Letter of Intent, Millrock was exercising its option not to continue further exploration activities on the Bonanza Hills Project claims. The Company was then free to pursue alternate agreements for the exploration and possible development of the Bonanza Hill Project.

Liberty Star set up and populated virtual data rooms with the pertinent information compiled on the Bonanza Hills Project. Several mining companies are approved to review the data through mutually signed confidentiality agreements.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

About Liberty Star’s Mineral Exploration Projects

Liberty Star Uranium & Metals Corp. is a mineral exploration company currently engaged in an ongoing drilling program for the discovery of uranium ore deposits on the Arizona Strip region of the Colorado Plateau (North Pipes Super Project). Liberty Star also maintains exploration projects in Alaska for copper, gold, silver and moly, in Nevada for gold and silver, and in southern Arizona for porphyry copper and other metals. Information on these can be found at Liberty Star’s extensive web site http://www.libetystaruranium.com/.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that we will joint venture with a partner to explore the Bonanza Hills Project. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this news release. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; that we may not be able to get any major mining company or any other potential partner interested in joint venturing exploration of our properties; we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact: Liberty Star Uranium & Metals Tracy Myers, 520-731-8786 (Investor Relations) info@LibertyStarUranium.com http://www.LibertyStarUranium.com